Exhibit R
VOTING AND SUPPORT AGREEMENT
     This Voting and Support Agreement (“Agreement”) is entered into as of March 27, 2011, by and between eBay Inc., a Delaware corporation (“Parent”), and Michael G. Rubin (“Stockholder”).
Recitals
      A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of certain shares of common stock of GSI Commerce, Inc., a Delaware corporation (the “Company”).
     B. Parent, Gibraltar Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).
     C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive the cash consideration provided in the Merger Agreement.
     D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.
Agreement
      The parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1. CERTAIN DEFINITIONS
     For purposes of this Agreement:
     (a) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.
     (b) “Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated; (ii) the date upon which the Merger becomes effective; or (iii) the date on which the Merger Agreement is amended in a manner (A) that would reduce the amount of consideration payable to stockholders of the Company pursuant to the Merger or (B) that is intended, or would reasonably be expected, to impede, interfere with, discourage or adversely affect in any material respect any of the transactions contemplated by the Stock Purchase Agreement, dated as of the date hereof, by and between Parent and NRG Commerce, LLC.

     (c) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.
     (d) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period.
     (e) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.
     (f) “Voting Period” shall mean the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.
SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS
     2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected. For the avoidance of doubt, nothing herein shall prohibit or restrict the exercise by Stockholder of the right to acquire Common Stock or other Subject Securities upon the exercise of options, restricted stock units, warrants or other rights to acquire shares of Company Common Stock or other Subject Securities. Without limiting the generality of the foregoing, during the Voting Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.
     2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b), other than any proxy required to be granted under this Agreement, no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.
     2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder; (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement or (c) as a bona fide pledge to a financial institution as security for a loan to Stockholder.

2.

SECTION 3. VOTING OF SHARES
     3.1 Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities (to the extent the Subject Securities have voting rights with respect to the relevant matter) to be voted:
          (a) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;
          (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and
          (c) against the following actions (other than the Merger and the Contemplated Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Corporation; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Corporation; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Corporation; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions.
     3.2 Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” clause “(b)” or clause “(c)” of Section 3.1.
     3.3 Proxy; Further Assurances.
          (a) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Voting Period) with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder.
          (b) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.
          (c) Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

3.

SECTION 4. WAIVER OF APPRAISAL RIGHTS
      Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Stockholder.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
      Stockholder hereby represents and warrants to Parent as follows:
     5.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Stockholder and its Representatives have reviewed and understand the terms of this Agreement, and Stockholder has consulted and relied upon Stockholder’s counsel in connection with this Agreement.
     5.2 No Conflicts or Consents.
          (a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.
          (b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any Consent of any Person. The execution and delivery of any additional proxy pursuant to Section 3.3(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent of any Person.
     5.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, restricted stock units, warrants and other rights to acquire

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shares of Company Common Stock set forth under the heading “Options, RSUs and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, restricted stock unit, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.
     5.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate and complete in all respects as of the date of this Agreement.
SECTION 6. MISCELLANEOUS
     6.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.
     6.2 Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities, and Stockholder shall not be deemed to be making any agreement in this Agreement in Stockholder’s capacity as, or that would limit Stockholder’s ability to take, or refrain from taking, actions as a director or officer of the Company.
     6.3 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement, and Parent’s rights and remedies with respect thereto, shall survive the Expiration Date.
     6.4 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.
     6.5 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
     6.6 Notices. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 2:00 p.m. (California Time) on the day sent by email and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 2:00 p.m. (California Time) on the day sent by email and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):
          if to Stockholder:
at the address set forth on the signature page hereof

5.

with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, CA 94303
Attention: John L Savva
Facsimile: (650) 461-5700
and
if to Parent:
eBay Inc.
2145 Hamilton Avenue
San Jose, CA 95125
Attn: General Counsel’s Office
Facsimile: (408) 376-7517
with a copy (which shall not constitute notice) to:
Dewey & LeBoeuf LLP
1950 University Avenue, Suite 500
East Palo Alto, CA 94303
Attention: Keith Flaum and Jane Ross
Facsimile: (650) 845-7333
     6.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
     6.8 Entire Agreement. This Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

6.

     6.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.
     6.10 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred, except that this Agreement shall not be binding upon a transferee pursuant to a foreclosure or public or private sale following default on an obligation secured by a pledge permitted by Section 2.3(c). Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.
     6.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled, without any proof of actual damage (and in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.11, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
     6.12 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable Legal Requirements.
     6.13 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States

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District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 6.6 shall be effective service of process for any such action. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.13.
     6.14 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.
     6.15 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     6.16 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     6.17 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     6.18 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any

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other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.
     6.19 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
          (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.
[Remainder of page intentionally left blank.]

9.

     In Witness Whereof, the parties have caused this Agreement to be executed as of the date first written above.

eBay Inc.

By: /s/ Brian Levey

Brian Levey

Name

Vice President

Title

Stockholder

/s/ Michael G. Rubin MICHAEL G. RUBIN

Address:	935 First Avenue
King of Prussia, PA 19406

Facsimile:	(610) 265-1730

Shares Held of	Options, RSUs and	Additional Securities Beneficially
Record	Other Rights	Owned
2,228,902 shares	350,000 shares (vested options) 243,223 shares (unvested performance restricted stock units) 109,861 shares (unvested restricted stock units)	2,000,000 shares (grantor retained annuity trust for benefit of Stockholder and Stockholder’s daughter)
Signature Page to Voting and Support Agreement

Exhibit A
Form of Irrevocable Proxy
Proxy

Irrevocable Proxy
     The undersigned stockholder (the “Stockholder”) of GSI Commerce, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes John J. Donahoe, Robert H. Swan, Michael R. Jacobson and eBay Inc., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (a) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (b) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(a)” and “(b)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.
     This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting and Support Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Support Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Gibraltar Acquisition Corp., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Support Agreement).
     The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:
     (a) in favor of (i) the merger contemplated by the Merger Agreement (the “Merger”), the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement; and (iii) any action in furtherance of any of the foregoing; and
     (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and
     (c) against the following actions (other than the Contemplated Transactions (as defined in the Merger Agreement)): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Corporation (as defined in the Merger Agreement); (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Corporation; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Corporation; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Contemplated Transactions.
Proxy

     The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.
     This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).
     Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Dated: March ___, 2011

Stockholder

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Proxy